Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-52765, No. 333-134211, No. 333-162619, No. 333-176401, and No. 333-224441) on Form S-8 of our report dated February 6, 2025, with respect to the consolidated financial statements of Fastenal Company and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Minneapolis, Minnesota
February 6, 2025